EXHIBIT 21.1

Subsidiaries of Zendesk, Inc.
Cleverly, LDA (Portugal)
We Are Cloud SAS (France)
FutureSimple Inc. (Delaware, United States)

Base spółka z ograniczoną odpowiedzialnością (Poland)

Smooch Technologies ULC (Canada)

Smooch Technologies US Inc. (Delaware, United States)
Zendesk Pty Ltd (Australia)
Zendesk Brasil Software Corporativo LTDA. (Brazil)
Zendesk, S. de R.L. de C.V. (Mexico)
Zendesk ApS (Denmark)
Zendesk GmbH (Germany)
Zendesk Technologies Private Limited (India)
Zendesk International Ltd (Ireland)
Kabushiki Kaisha Zendesk (Japan)
Zendesk, Incorporated (Philippines)
Zendesk Singapore PTE. LTD (Singapore)
Zendesk UK Ltd (United Kingdom)
Zendesk Neighbor Foundation (Delaware, United States)
Zendesk Korea LLC (Korea)